Alico, Inc. Updates Status on IRS Examinations

LaBelle, FL, November 2, 2010

Alico, Inc. (NASDAQ: ALCO), a land management company, announced that it has received 30-day letters from the Internal Revenue Service dated October 28, 2010 pertaining to previously disclosed examinations of Alico, Inc. and Agri-Insurance Company, Ltd. tax returns for the tax years ended August 31, 2005, 2006, 2007 and the one month transition period ended September 30, 2007.  Alico previously reported the receipt of a 30 day letter from the IRS pertaining to Alico-Agri, Ltd. dated September 9, 2010, for the tax year ended August 31, 2007 and the one month transition period ended September 30, 2007.  The response deadline for the Alico-Agri letter has been extended.  The letters require Alico and its subsidiaries to either remit $22.5 million, consisting of taxes totaling $14.5 million and penalties of $8.0 million, or file a response within 30 days of the notices.  The notices did not quantify the interest related to the demand.  Alico does not agree with the IRS positions taken and intends to file a response outlining its stance on the disputed issues.

The majority of the disputed positions revolve around whether Alico, Inc. was allowed to consolidate Agri Insurance and Alico-Agri on its tax returns and whether Alico, Agri-Insurance or Alico-Agri were dealers in real estate during the years under examination and thereby precluded from using the installment method for real estate sales made during the years under audit.    The cost of any potential settlement associated with the ultimate resolution of these matters has not been estimated at this time.

About Alico, Inc.

Alico, Inc., a land management company operating in Central and Southwest Florida, owns approximately 139,600 acres of land located in Collier, Glades, Hendry, Lee and Polk counties.  Alico is involved in various agricultural operations and real estate activities.  Alico’s mission is to grow its asset values through its agricultural and real estate activities to produce superior long-term returns for its shareholders.

For Further Information Contact:

JD Alexander

LaBelle, Florida

(863) 675-2966

From time to time, the Company may issue forward-looking statements, which involve risks and uncertainties.  Statements in this press release that are not statements of historical or current fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward looking statements, involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.